The information contained in this prospectus supplement and the accompanying prospectus is not complete and may be changed. A registration statement relating to these securities has become effective under the Securities Act of 1933, as amended. This prospectus supplement and the accompanying prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration Number 333-145572

Subject to Completion, Dated August 20, 2007

Prospectus Supplement to Prospectus dated August 20, 2007.

$

Starbucks Corporation

     % Senior Notes due 2017

Starbucks is offering $     % Senior Notes due 2017 (the “notes”). Starbucks will pay interest on the notes on           and           of each year, commencing          , 2008. The notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 thereof.

Starbucks may redeem the notes in whole or in part prior to their maturity at any time at the redemption prices described in “Description of Notes — Redemption — Optional Redemption of Notes.”

See “Risk Factors” beginning on page S-4 to read about important factors you should consider before buying the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total

Initial public offering price	%	$
Underwriting discount	%	$
Proceeds, before expenses, to Starbucks	%	$

The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from August   , 2007 and must be paid by the purchasers if the notes are delivered after August   , 2007. The notes will not be listed on any securities exchange or included in any automated quotation system.

The underwriters expect to deliver the notes through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream and the Euroclear System, against payment in New York, New York on August   , 2007.

Joint Book-Running Managers

Goldman, Sachs & Co.
Banc of America Securities LLC
Citi

Prospectus Supplement dated August   , 2007.

ABOUT THIS PROSPECTUS SUPPLEMENT

You should carefully read this prospectus supplement and the accompanying prospectus. You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, the notes only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or the date of the accompanying prospectus and the information in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of the notes. If the information varies between this prospectus supplement and the accompanying prospectus, the information in this prospectus supplement supersedes the information in the accompanying prospectus.

This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission, or the SEC. By using a shelf registration statement, we may sell any combination of the securities described in the accompanying prospectus from time to time and in one or more offerings. Before purchasing any notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with documents incorporated by reference into this prospectus supplement and the accompanying prospectus and the additional information described under the heading “Where You Can Find More Information.”

Our fiscal year ends on the Sunday closest to September 30. References in this document to fiscal 2007 refer to our fiscal year ending September 30, 2007. References to fiscal 2006 refer to our fiscal year ended October 1, 2006 and to fiscal 2005 refer to our fiscal year ended October 2, 2005.

S-i

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information from, or incorporated by reference in, this prospectus supplement or the accompanying prospectus, but does not contain all the information that may be important to you. You should read this entire prospectus supplement, the accompanying prospectus and those documents incorporated by reference into this document carefully, including the “Risk Factors” and the financial statements and the related notes, before making an investment decision.

Starbucks Corporation

Our principal executive offices are located at 2401 Utah Avenue South, Seattle, Washington 98134, and our telephone number is (206) 447-1575. We maintain a website at http://www.starbucks.com. The information on our website is not part of this prospectus supplement or the accompanying prospectus. Unless the context requires otherwise, the terms “Company,” “Starbucks,” “we,” “us” and “our” refer to Starbucks Corporation together with its subsidiaries.

Overview

We purchase and roast high-quality whole bean coffees and sell them, along with fresh, rich-brewed coffees, Italian-style espresso beverages, cold blended beverages, a variety of complementary food items, coffee-related accessories and equipment, a selection of premium teas and a line of compact discs, primarily through company-operated retail stores. We also sell coffee and tea products and license our trademark through other channels and, through certain of our equity investees, we produce and sell ready-to-drink beverages which include, among others, bottled Frappuccino® coffee drinks and Starbucks DoubleShot® espresso drinks, and a line of superpremium ice creams. Our objective is to establish Starbucks as one of the most recognized and respected brands in the world. To achieve this goal, we plan to continue rapid expansion of our retail operations, to grow the activities we conduct outside of our company-operated retail stores and to selectively pursue other opportunities to leverage the Starbucks brand through the introduction of new products and the development of new channels of distribution. Our brand portfolio includes superpremium Tazo® teas, Starbucks Hear Music® compact discs, Seattle’s Best Coffee® and Torrefazione Italia® coffee.

The Offering

The following summary is a summary of the notes, and is not intended to be complete. It does not contain all of the information that may be important to you. For a more complete understanding of the notes, please refer to the section entitled “Description of Notes” in this prospectus supplement and the section entitled “Description of Debt Securities” in the accompanying prospectus.

Issuer	Starbucks Corporation, a Washington corporation.

Notes Offered	$ aggregate principal amount of % senior notes due 2017.

Maturity	Unless redeemed earlier, the notes will mature on , 2017.

Interest	The notes will bear interest at % per annum. All interest on the notes will accrue from August , 2007.

Interest Payment Dates	Interest on the notes will be paid on and of each year, commencing , 2008.

Redemption	We may redeem the notes in whole or in part prior to their maturity at any time at the redemption price described in ‘‘Description of Notes — Redemption — Optional Redemption of Notes.”

Change of Control Triggering Event	Upon the occurrence of a “Change of Control Triggering Event,” as defined under “Description of Notes — Purchase of Notes upon a Change of Control Triggering Event,” we will be required to make an offer to repurchase the notes at a price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase.

Ranking	The notes will rank equally in right of payment with all of our other unsecured senior indebtedness, whether currently existing or incurred in the future. As of July 1, 2007, we had $880 million in aggregate principal amount of unsecured senior indebtedness outstanding. The notes will be senior in right of payment to our subordinated indebtedness, and will be effectively junior in right of payment to our secured indebtedness to the extent of the value of the collateral securing that indebtedness. The notes will not be guaranteed by any of our subsidiaries and thus will be effectively subordinated to any existing or future indebtedness or other liabilities, including trade payables, of any of our subsidiaries.

Certain Covenants	The indenture governing the notes contains covenants that, among other things, will limit our ability to:

• incur, create, assume or guarantee any debt for borrowed money secured by a lien upon any principal property or shares of stock or indebtedness of any subsidiary that owns any principal property;

• enter into certain sale and lease-back transactions; and

• consolidate with or merge into, or transfer or lease all or substantially all of our assets to, any other party.

These covenants are subject to important exceptions and qualifications that are described under the heading “Description of Notes — Certain Covenants — Limitation on Liens,” “— Limitation on Sale and Lease-Back Transactions” and “— Limitation on Mergers and Other Transactions” in this prospectus supplement.

Ratings	The notes are rated Baa1 by Moody’s Investors Service, Inc. and BBB+ by Standard & Poor’s Ratings Services, in each case with a stable outlook.

Use of Proceeds	We intend to use the net proceeds from the offering to repay indebtedness outstanding under a 364-day credit facility we entered into on August 7, 2007 and for other general corporate purposes, which may include the repayment of our other indebtedness outstanding from time to time and the repurchase of our common stock under our ongoing share repurchase program as updated and approved by our board of directors.

Form and Denomination	The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 thereof. The notes will be represented by one or more global notes in fully registered form without interest coupons. The global notes will be deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities except in limited circumstances described in this prospectus supplement.

Listing	The notes are not and are not expected to be listed on any national securities exchange or included in any automated quotation system.

Trustee, Registrar and Paying Agent	Deutsche Bank Trust Company Americas.

Governing Law	The notes will be governed by, and construed in accordance with, the laws of the State of New York.

Further Issuances	We may, without notice to or consent of the holders or beneficial owners of the notes, issue additional notes of the same series having the same ranking, interest rate, maturity and/or other terms as the notes offered hereby.

Risk Factors	Your investment in the notes will involve risks. You should carefully consider all of the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus as well as the specific factors under the heading “Risk Factors” beginning on page S-4.

RISK FACTORS

Investment in the notes offered pursuant to this prospectus supplement involves risks. You should carefully consider the risk factors described below as well as those incorporated by reference to our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q and the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. The occurrence of any of these risks might cause you to lose all or part of your investment in the notes.

Risks relating to this offering

Increased leverage may harm our financial condition and results of operations.

As of July 1, 2007, we had approximately $2.5 billion of total liabilities on a consolidated basis, of which $880 million represented indebtedness under outstanding commercial paper. On August 7, 2007, we entered into a $400 million 364-day credit facility which may be used for general corporate purposes including repurchases of shares of our common stock. We and our subsidiaries may incur additional indebtedness in the future and, subject to limitations on debt for borrowed money secured by liens on our principal properties or shares of stock or indebtedness of any subsidiaries that own any principal properties, the notes do not restrict future incurrence of indebtedness. This increase and any future increase in our level of indebtedness will have several important effects on our future operations, including, without limitation, that:

•	we will have additional cash requirements to support the payment of interest on our outstanding indebtedness;

•	increases in our outstanding indebtedness and leverage may increase our vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure;

•	our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes may be limited; and

•	our flexibility in planning for, or reacting to, changes in our business and our industry may be limited.

Our ability to make payments of principal and interest on our indebtedness depends on our future performance, which will be subject to general economic conditions, industry cycles and financial, business and other factors affecting our consolidated operations, many of which are beyond our control. If we are unable to generate sufficient cash flow from operations in the future to service our debt, we may be required, among other things:

•	to seek additional financing in the debt or equity markets;

•	to refinance or restructure all or a portion of our indebtedness, including the notes;

•	to sell selected assets;

•	to reduce or delay planned capital expenditures; or

•	to reduce or delay planned operating expenditures.

Such measures might not be sufficient to enable us to service our debt, including the notes. In addition, any such financing, refinancing or sale of assets might not be available on economically favorable terms.

The notes will be effectively subordinated to the debt of our subsidiaries, which may limit your recovery.

Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due pursuant to the notes or otherwise to make any funds available to us to repay our obligations, whether by dividends, loans or other payments. Moreover, our rights to receive assets of any subsidiary upon its liquidation or reorganization, and the ability of holders of the notes to benefit indirectly therefrom, will be effectively subordinated to the claims of creditors of that subsidiary, including trade creditors.

The notes are subject to prior claims of any secured creditors, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the notes.

The notes are our senior unsecured general obligations, ranking equally with other senior unsecured indebtedness. The indenture governing the notes permits us and our subsidiaries to incur additional secured debt under specified circumstances. If we incur any secured debt, all or a portion of our assets will be subject to prior claims by our secured creditors. If our subsidiaries incur any secured debt, all or a portion of their assets will be subject to prior claims by their secured creditors. In the event of our bankruptcy, liquidation, reorganization, dissolution or other winding up, assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in our remaining assets ratably with all of our other unsecured and senior creditors, including our trade creditors. If we incur any additional obligations that rank equally with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the notes in any proceeds distributed upon our bankruptcy, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all these creditors, all or a portion of the notes then outstanding would remain unpaid.

We intend to repurchase our stock, which will reduce cash reserves and shareholders’ equity that is available for repayment of the notes.

We have repurchased, and expect to continue to repurchase, our common stock in the open market or in privately negotiated transactions. In the future, we may purchase our common stock with cash or other of our assets. These purchases may be significant, and any purchase would reduce cash and shareholders’ equity that is available to repay the notes.

The provisions of the notes will not necessarily protect you in the event of a highly-leveraged transaction.

The terms of the notes will not necessarily afford you protection in the event of a highly-leveraged transaction that may adversely affect you, including a reorganization, recapitalization, restructuring, merger or other similar transactions involving us. As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit rating or otherwise adversely affect the holders of the notes. These transactions may not involve a change in voting power or beneficial ownership or result in a downgrade in the ratings of the notes, or, even if they do, may not necessarily constitute a change of control triggering event that affords you the protections described in this prospectus supplement. If any such transaction should occur, the value of your notes may decline.

We have made only limited covenants in the indenture governing the notes and these limited covenants may not protect your investment.

The indenture governing the notes does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our subsidiaries’ ability to incur indebtedness which would effectively rank senior to the notes;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•	restrict our ability to repurchase our common stock; or

•	restrict our ability to make investments or to pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

Furthermore, the indenture governing the notes contains only limited protections in the event of a change of control and similar transactions. We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes but may not constitute a change of control that, upon any resulting downgrade in credit rating below investment grade, permits holders to require us to repurchase their notes.

We may not be able to repurchase all of the notes upon a change of control triggering event, which would result in a default under the notes.

We will be required to offer to repurchase the notes upon the occurrence of a change of control triggering event as provided in the indenture governing the notes. However, we may not have sufficient funds to repurchase the notes in cash at such time. In addition, our ability to repurchase the notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. The failure to make such repurchase would result in a default under the notes.

Redemption may adversely affect your return on the notes.

We may choose to redeem the notes at times when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the notes being redeemed. Such redemption right of ours also may adversely impact your ability to sell your notes, and/or the price at which you could sell your notes, as the redemption date approaches.

Changes in our credit ratings may adversely affect the value of the notes.

The notes are rated Baa1 by Moody’s Investors Service, Inc. and BBB+ by Standard & Poor’s Ratings Services, in each case with a stable outlook. Such ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. Such ratings are not recommendations to buy, sell or hold the notes. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, are likely to adversely affect the market value of the notes and could increase our corporate borrowing costs. In this circumstance, no person or entity is obliged to provide any additional support or credit enhancement with respect to the notes.

There may not be an active trading market for the notes.

There is no existing market for the notes and we do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that a trading market for the notes will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell your notes or the price at which you will be able to sell your notes. Future trading prices of the notes will depend on many factors, including but not limited to prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the market for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	time remaining to the maturity of the notes;

•	outstanding amount of the notes;

•	the terms related to the optional redemption of the notes; and

•	level, direction and volatility of market interest rates generally.

USE OF PROCEEDS

We estimate that the net proceeds of the offering will be approximately $      million after deduction of expenses and underwriter discounts. We intend to use the net proceeds from the offering to repay indebtedness outstanding under a 364-day credit facility we entered into on August 7, 2007 and for other general corporate purposes, which may include the repayment of our other indebtedness outstanding from time to time and the repurchase of our common stock under our ongoing share repurchase program as updated and approved by our board of directors.

Our 364-day credit facility allows us to borrow up to $400 million. As of August 17, 2007, we had no amounts outstanding under our 364-day credit facility, although we have issued a notice of borrowing for $100 million that will be funded on August 21, 2007. Amounts outstanding under our 364-day credit facility are due to be paid in full on August 5, 2008, to the extent not previously repaid with the proceeds of this offering. The lenders’ commitments under this the 364-day credit facility will be permanently reduced by the amount of the net proceeds of this offering.

DESCRIPTION OF NOTES

The following description of certain material terms of the     % senior notes due 2017 offered hereby does not purport to be complete. This description adds information to the description of the general terms and provisions of the debt securities in the accompanying prospectus. To the extent this summary differs from the summary in the accompanying prospectus, you should rely on the description of notes in this prospectus supplement.

The notes will be issued under and governed by an indenture dated as of August   , 2007 (the “base indenture”) between us and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee (the “trustee”), as supplemented by a supplemental indenture to be entered into between us and the trustee on the date of issue of the notes (together with the base indenture, the “indenture”). The following description is subject to, and is qualified in its entirety by reference to, the indenture. Unless otherwise defined herein, capitalized terms used in the following description are defined in the indenture. As used in the following description, the terms “Starbucks,” “we,” “us,” “our” and “Company” refer to Starbucks Corporation, a Washington corporation, and not any of its subsidiaries, unless the context requires otherwise.

We urge you to read the indenture (including definitions of terms used therein) because it, and not this description, defines your rights as a beneficial holder of the notes. You may request copies of the indenture from us at our address set forth under “Incorporation of Certain Documents by Reference” in the accompanying prospectus.

General

The notes are a series of senior debt securities issued under the indenture. The trustee will also act as registrar, paying agent and authenticating agent and perform administrative duties for us, such as sending out interest payments and notices under the indenture.

The aggregate principal amount of the notes offered hereby will initially be $           , and the notes will mature on          , 2017. The notes will be issued only in fully registered form without coupons, in minimum denominations of $2,000 with integral multiples of $1,000 thereof. The notes are general unsecured senior obligations of Starbucks and will rank equally in right of payment with all of our other unsecured senior indebtedness, whether currently existing or incurred in the future. As of July 1, 2007, we had $880 million in aggregate principal amount of unsecured senior indebtedness outstanding. See “Description of Certain Other Indebtedness.” The notes will be senior in right of payment to our subordinated indebtedness, and be effectively junior in right of payment to our secured indebtedness to the extent of the value of the collateral securing that indebtedness. The notes will not be guaranteed by any of our subsidiaries and thus will be effectively subordinated to any existing or future indebtedness or other liabilities, including trade payables, of any of our subsidiaries. The notes are not subject to, and do not have the benefit of, any sinking fund.

The notes will bear interest at a fixed rate per year of     %, starting on August   , 2007 and ending on their maturity date. Interest on the notes will be payable semiannually on           and           of each year, starting on          , 2008. All payments of interest on the notes will be made to the persons in whose names the notes are registered on the           or           next preceding the applicable interest payment date.

Interest on the notes will be calculated on the basis of a 360-day year comprised of twelve 30-day months. All dollar amounts resulting from this calculation will be rounded to the nearest cent.

The notes will initially be evidenced by one or more global notes deposited with a custodian for, and registered in the name of, a nominee of DTC. Except as described herein, beneficial interests in the global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants. We do not intend to list the notes on any national securities exchange or include the notes in any automated quotation systems.

Payments of principal of and interest on the notes issued in book-entry form will be made as described below under “— Book-Entry Delivery and Form — Depositary Procedures.” Payments of principal of and interest on the notes issued in definitive form, if any, will be made as described below under “— Book-Entry Delivery and Form — Payment and Paying Agents.”

If any interest payment date on a note other than the maturity date is not a Business Day, such interest payment date will be postponed to the next succeeding Business Day. If the maturity date of a note or an interest payment date of a note falls on a day that is not a Business Day, the related payment of principal or interest will be made on the next succeeding Business Day as if made on the date the payment was due. No interest will accrue on such payment for the period from and after the maturity date or such interest payment date, as the case may be, to the date of such payment on the next succeeding Business Day.

We may, without notice to or consent of the holders or beneficial owners of the notes, issue additional notes of the same series having the same ranking, interest rate, maturity and/or other terms as the notes offered hereby. Any such additional notes issued would be considered part of the same series of notes under the indenture as the notes offered hereby.

The indenture does not contain any provisions that would limit our ability to incur indebtedness or require the maintenance of financial ratios or specified levels of net worth or liquidity.

Redemption

Optional Redemption of Notes

The notes may be redeemed or purchased in whole or in part at our option at any time prior to the maturity of the notes, at a price equal to the greater of the following amounts, plus, in each case, accrued but unpaid interest, if any, thereon to the date of redemption or purchase (the “Redemption Date”):

i. 100% of the aggregate principal amount of the notes to be redeemed; or

ii. the sum of the present value at such Redemption Date of (a) the principal amount of such notes on the Redemption Date plus (b) all required remaining scheduled interest payments due on such notes (but not including any portion of such payments of interest accrued to the Redemption Date) through the maturity date of such notes computed using a discount rate equal to the Adjusted Treasury Rate plus          basis points.

Calculation of the foregoing will be made by us or on our behalf by such Person as we shall designate; provided, however, that such calculation shall not be a duty or obligation of the trustee.

“Adjusted Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by us as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (i) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the trustee is provided fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Reference Treasury Dealer” means (i) each of Goldman, Sachs & Co., Banc of America Securities LLC and Citigroup Global Markets Inc., and their respective successors; provided, however, that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute another Primary Treasury Dealer and (ii) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us and the trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such Redemption Date.

Selection and Notice of Redemption

In the event that we choose to redeem less than all of the notes, selection of the notes for redemption will be made by the trustee either:

(i) in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed; or

(ii) if the notes are not so listed, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

No notes of a principal amount of $2,000 or less shall be redeemed in part. Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the Redemption Date to each holder of notes to be redeemed at its registered address. On and after the Redemption Date, interest will cease to accrue on notes or portions thereof called for redemption as long as we have deposited with the paying agent funds in satisfaction of the applicable redemption price.

Purchase of Notes upon a Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event, each holder will have the right to require that we purchase all or a portion of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

Within 30 days following the date upon which the Change of Control Triggering Event occurred, we must send, by first class mail, a notice to each holder, with a copy to the trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). Holders electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

If a Change of Control Offer is made, we cannot assure you that we will have available funds sufficient to pay the Change of Control purchase price for all the notes that might be delivered by holders seeking to accept the Change of Control Offer. In the event we are required to purchase outstanding notes pursuant to a Change of Control Offer, we expect that we would seek third party financing to the extent we do not have available funds to meet our purchase obligations. However, we cannot assure you that we would be able to obtain such financing.

Neither our board of directors nor the trustee may waive the covenant relating to a holder’s right to redemption upon the occurrence of a Change of Control Triggering Event. Restrictions in the indenture described herein on the ability of us and our subsidiaries to incur additional indebtedness secured by a lien on our principal properties or shares of stock or indebtedness of our subsidiaries that own principal properties may also make more difficult or discourage a takeover of us, whether favored or opposed by our management. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the notes, and we cannot assure you that we or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions may, in certain circumstances, make more difficult or discourage any leveraged buyout of us or any of our subsidiaries by our management. While such restrictions cover a wide variety of arrangements that have traditionally been used to effect highly leveraged transactions, the indenture may not afford the holders of the notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, recapitalization, restructuring, merger or similar transaction.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that any securities laws or regulations conflict with the “Change of Control Triggering Event” provisions of the indenture, we shall comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the “Change of Control Triggering Event” provisions of the indenture by virtue thereof.

Certain Covenants

The indenture will contain the following covenants:

Limitation on Liens

(a) We will not (nor will we permit any subsidiary to) issue, incur, create, assume or guarantee any Funded Debt secured by a mortgage, deed of trust, security interest, pledge, lien, charge or other encumbrance (collectively, a “mortgage”) upon any Principal Property or upon any shares of stock or indebtedness of any subsidiary that owns any Principal Property (whether such Principal Property, shares or indebtedness are now existing or owed or hereafter created or acquired) without in any such case effectively providing, concurrently with the issuance, incurrence, creation, assumption or guaranty of any such Funded Debt, or the grant of such mortgage, that the notes (together with, if we shall so determine, any other indebtedness of or guaranty by us or such subsidiary ranking equally with the notes) shall be secured equally and ratably with (or, at our option, prior to) such secured Funded Debt; provided that any mortgage created for the benefit of holders of the notes pursuant to this provision shall provide by its terms that such mortgage shall be automatically and unconditionally released and discharged upon the release and discharge of the mortgage that resulted in such provision becoming applicable. The foregoing restriction, however, will not apply to, and there will be excluded from any computation under clause (b) below and under paragraph (b) of the covenant described below under the caption “— Limitation on Sale and Lease-Back Transactions,” each of the following:

(1) mortgages on property, shares of stock or indebtedness or other assets of any person existing at the time such person becomes a subsidiary;

(2) mortgages on property, shares of stock or indebtedness or other assets existing at the time of acquisition thereof by us or a subsidiary, or mortgages thereon to secure the payment of all or any part of the purchase price thereof or the cost of construction, installation, renovation, improvement or development thereon or thereof, or mortgages on property, shares of stock or indebtedness or other assets to secure any debt incurred or guaranteed prior to, at the time of, or within 360 days after, the latest of the acquisition thereof or, in the case of property, the completion of such construction, installation, renovation, improvement or development or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price thereof, such construction, installation, renovation, improvement or development;

(3) mortgages in favor of us or a subsidiary to secure Funded Debt owing to us or to a subsidiary;

(4) mortgages existing at the date of the initial issuance of the notes;

(5) mortgages on property, shares of stock or indebtedness or assets of a person existing at the time such person is merged into or consolidated with Starbucks or a subsidiary or at the time of a sale, lease or other disposition of the properties of such person as an entirety or substantially as an entirety to us or a subsidiary;

(6) mortgages in favor of the United States of America or any state, territory or possession thereof (or the District of Columbia), any foreign government, or any department, agency, instrumentality or political subdivision of the United States of America or any state, territory or possession thereof (or the District of Columbia) or any foreign government, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such mortgages (including, but not limited to, mortgages incurred in connection with pollution control or industrial revenue bonds or similar financing);

(7) mortgages created in connection with a project financed with, and created to secure, a Nonrecourse Obligation; or

(8) extensions, renewals, refundings, or replacements, in whole or in part, of any mortgage referred to in the foregoing clauses; provided, however, that (i) the principal amount of Funded Debt secured thereby shall not exceed the principal amount of Funded Debt, plus any premium or fee payable in connection with any such extension, renewal, refunding or replacement, so secured at the time of such extension, renewal, refunding, or replacement and (ii) such extension, renewal, refunding or replacement mortgages will be limited to all or part of the same property, shares of stock or indebtedness or assets and improvement or development thereon or thereof which secured the indebtedness so secured at the time of such extension, renewal, refunding or replacement.

(b) Notwithstanding the restrictions in the first sentence of the preceding paragraph, we or any subsidiary of ours may issue, incur, create, assume or guarantee Funded Debt secured by a mortgage which would otherwise be subject to such restrictions, without equally and ratably securing the notes, provided that after giving effect thereto, the aggregate amount of all Funded Debt so secured by mortgages (not including Funded Debt secured by mortgages permitted under clauses (1) through (8) of the second sentence of paragraph (a) above) plus the aggregate amount of all Attributable Debt in respect of Sale and Lease-Back Transactions relating to Principal Properties (excluding any Attributable Debt permitted to be incurred pursuant to clauses (1) through (8) of paragraph (b) of the covenant described below under the caption “— Limitation on Sale and Lease-Back Transactions”) does not exceed 15% of our Consolidated Net Tangible Assets.

Limitation on Sale and Lease-Back Transactions

(a) We will not, nor will we permit any subsidiary to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property. The foregoing restriction, however, will not apply to, and there will be excluded from any computation under clause (b) below and under paragraph (b) of the covenant described above under the caption “— Limitation on Liens,” any Sale and Lease-Back Transaction if:

(1) we or a subsidiary are permitted to create Funded Debt secured by a mortgage pursuant to any of clauses (1) through (8) inclusive under the second sentence of paragraph (a) of the covenant described above under the caption “— Limitation on Liens” on the Principal Property involved in such Sale and Lease-Back Transaction, in an amount at least equal to the Attributable Debt with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the notes;

(2) the proceeds of such Sale and Lease-Back Transaction are at least equal to the fair market value of the affected Principal Property (as determined in good faith by our Chief Executive Officer, President, Chief Financial Officer, Treasurer or Controller) and we or a subsidiary apply an amount equal to net proceeds of such Sale and Lease-Back Transaction within 360 days thereof to the prepayment or retirement of debt for borrowed money of Starbucks or a subsidiary (other than debt that is subordinated to the notes or debt owed to us or a subsidiary);

(3) we or a subsidiary apply an amount equal the net proceeds of such Sale and Lease-Back Transaction within 360 days thereof to the purchase, construction, development, expansion or improvement of other property;

(4) such Sale and Lease-Back Transaction involves a lease for a term, including renewals, of not more than three years;

(5) such Sale and Lease-Back Transaction is between us and one of our subsidiaries, or between subsidiaries;

(6) such Sale and Lease-Back Transaction is executed at the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of substantial commercial operation, of the Principal Property covered thereby;

(7) the lease in such Sale and Lease-Back Transaction secures or relates to industrial revenue or pollution control bonds if we are permitted to incur a mortgage in connection with such industrial revenue or pollution control bonds pursuant to clause (6) of the second sentence of paragraph (a) under the caption “— Limitation on Liens”; or

(8) the lease payment in such Sale and Lease-Back Transaction is created in connection with a project financed with, and such obligation constitutes, a Nonrecourse Obligation.

(b) Notwithstanding the restrictions in the first sentence of the preceding paragraph, we or any subsidiary of ours may enter into any Sale and Lease-Back Transaction with respect to any Principal Property which would otherwise be subject to such restrictions, provided that after giving effect thereto, the aggregate amount of all Attributable Debt with respect to all such Sale and Lease-Back Transactions (not including any Attributable Debt permitted to be incurred pursuant to clauses (1) through (8) of paragraph (a) above) plus the aggregate amount of all secured Funded Debt incurred pursuant to paragraph (a) under the covenant described above under the caption “— Limitation on Liens” (excluding Funded Debt secured by mortgages permitted by clauses (1) through (8) of the second sentence of paragraph (a) thereunder) does not exceed 15% of our Consolidated Net Tangible Assets.

Limitation on Mergers and Other Transactions

We may not merge or consolidate with any other person or persons (whether or not affiliated with us), and we may not sell, convey, transfer, lease or otherwise dispose of all or substantially all of our property or assets to any other person or persons (whether or not affiliated with us), unless we meet the following conditions:

(1) either (a) the transaction is a merger or consolidation, and we are the surviving entity; or (b) the successor person (or the person which acquires by sale, conveyance, transfer or lease all or substantially all of our property or assets) is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes, by a supplemental indenture satisfactory to the trustee, all of our obligations under the notes and the indenture;

(2) immediately after giving effect to the transaction and treating our obligations in connection with or as a result of such transaction as having been incurred as of the time of such transaction, no Event of Default (and no event or condition which, after notice or lapse of time or both, would become an Event of Default) shall have occurred and be continuing under the indenture; and

(3) an officer’s certificate is delivered to the trustee to the effect that both of the conditions set forth above have been satisfied.

In the event of any of the above transactions, if there is a successor person as described in paragraph (1)(b) immediately above, then the successor will expressly assume all of our obligations under the indenture and automatically be substituted for us in the indenture and as issuer of the notes. Further, if the transaction is in the form of a sale or conveyance, after any such transfer (except in the case of a lease), we will be discharged from all obligations and covenants under the indenture and all notes issued thereunder.

Events of Default

Any of the following constitutes an Event of Default with respect to the notes:

•	failure to pay interest on the notes for 90 days after the payment is due;

•	failure to pay principal or any premium on the notes when due;

•	failure to perform any other covenant relating to the notes upon the receipt by us of notice of such default given as specified in the Indenture and our failure to cure such default within 90 days after receipt by us of such notice; and

•	certain events of bankruptcy, insolvency and reorganization affecting the Company or any Material Subsidiary.

Defeasance

See “Description of Debt Securities — Defeasance of Debt Securities and Certain Covenants in Certain Circumstances” in the accompanying prospectus.

Definitions

Set forth below are certain defined terms used in the indenture. We refer you to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used in this Description of Notes or for which no definition is provided.

“Attributable Debt” with regard to a Sale and Lease-Back Transaction with respect to any Principal Property means, at the time of determination, the lesser of (A) the present value of the total net amount of lease payments required to be paid under such lease during the remaining term thereof (after deducting the amount of rent to be received under non- cancellable subleases and including any period for which such lease has been extended), discounted at the greater of (x) the weighted average interest rate per annum borne by the notes or (y) the interest rate inherent in such lease, in each case, as determined by the Chief Financial Officer, Treasurer or Controller of the Company, compounded semi-annually, or (B) the sale price for the Principal Property so sold and leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such Sale and Lease-Back Transaction and the denominator of which is the base term of such lease. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (i) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be so terminated) or (ii) the net amount determined assuming no such termination.

For purposes of determining such Attributable Debt, “lease payments” are the aggregate amount of the rent payable by the lessee with respect to the applicable period, after excluding amounts required to be paid on account of maintenance and repairs, water rates and similar utility charges. If and to the extent the amount of any lease payment during any future period is not definitely determinable under the lease in question, the amount of such lease payment will be estimated in such reasonable manner as the Chief Financial Officer, Treasurer or Controller of the Company may in good faith determine.

“Below Investment Grade Rating Event” means the notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable

Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Capital Stock” means:

(1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; and

(2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Change of Control” means the occurrence of one or more of the following events:

(1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the indenture);

(2) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the indenture);

(3) any Person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or

(4) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (i) the Company becomes a wholly owned subsidiary of a holding company and (ii) the holders of the voting stock of such holding company immediately following such transaction are substantially the same as the holders of the Company’s voting stock immediately prior to such transaction.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person’s common stock, and includes, without limitation, all series and classes of such common stock.

“Consolidated Net Tangible Assets” means, as of any date on which we effect a transaction requiring such Consolidated Net Tangible Assets to be measured hereunder, the aggregate amount of assets (less applicable reserves) after deducting therefrom: (a) all current liabilities, except for current maturities of long-term debt and obligations under capital leases; and (b) intangible assets, to the extent included in said aggregate amount of assets, all as set forth on our most recent consolidated balance sheet and computed in accordance with generally accepted accounting principles in the United States of America applied on a consistent basis.

“Credit Agreement” means the Credit Agreement, dated as of August 12, 2005, among the Company, as borrower, Bank of America, N.A., as administrative agent, swingline lender and L/C issuer, Wachovia Bank, National Association and Citibank, N.A., as co-documentation agents, Wells Fargo Bank, N.A., as syndication agent, and the other lenders party thereto, including any related letters of credit, notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time by one or more credit facilities, in which case, the credit agreement or similar agreement together with all other documents and instruments related thereto shall constitute the “Credit Agreement” under the indenture, whether with the same or different agents and lenders.

“Funded Debt” means indebtedness, whether or not contingent, for money borrowed (including all obligations evidenced by bonds, debentures, notes or similar instruments) owed or guaranteed by the Company or any consolidated subsidiary, and any of the debt which under generally accepted accounting principles in the United States of America would appear as debt on the consolidated balance sheet of the Company.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Material Subsidiary” means each subsidiary of the Company that meets either of the following tests: (a) its assets equal or exceed 3% of total assets of the Company and its subsidiaries on a consolidated basis, or (b) its revenues equal or exceed 3% of the total revenues of the Company and its subsidiaries on a consolidated basis; provided that (i) if the subsidiaries that meet either of the tests in (a) or (b), when combined with revenues generated or assets owned directly by the Company (excluding any assets located or revenues generated at the subsidiary level), aggregate less than 90% of the total assets or total revenues of the Company and its subsidiaries on a consolidated basis, the Company shall designate additional subsidiaries to constitute Material Subsidiaries until such threshold is met, and (ii) once a Subsidiary is deemed a Material Subsidiary, whether by virtue of the tests in (a) or (b) above, or a result of designation pursuant to part (i) of this proviso, such subsidiary shall continue to constitute a Material Subsidiary throughout the term of the notes.

“Moody’s” means Moody’s Investors Service, Inc.

“Nonrecourse Obligation” means indebtedness or lease payment obligations related to (i) the acquisition of a Principal Property not previously owned by the Company or any subsidiary or (ii) the financing of a project involving the development or expansion of any Principal Property owned by the Company or any subsidiary, as to which the obligee with respect to such indebtedness or obligation has no recourse to the Company or any subsidiary or any of the Company’s or its subsidiaries’ assets other than such Principal Property so acquired, developed or expanded, as applicable.

“Person” has the meaning set forth in the Indenture and includes a “person” as used in Section 13(d)(3) of the Exchange Act.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Principal Property” means any individual facility or real property, or portion thereof, owned or hereafter acquired by us or any subsidiary and located within the United States of America, which, in the good faith opinion of our Chief Executive Officer, President, or Chief Financial Officer, is of material importance to the total business conducted by us and our subsidiaries taken as a whole, provided that no such individual facility or property will deemed of material importance if its gross book value (excluding therefrom any equipment and before deducting accumulated depreciation) is less than 1.0% of our Consolidated Net Tangible Assets. With respect to any Sale and Lease-Back Transaction or series of related Sale and Lease-Back Transactions, the determination of whether any property is a Principal Property shall be determined by reference to all properties affected by such transaction or series of transactions. As of the date of issuance of the notes, the only Principal Properties of the Company consisted of the Carson Valley Roasting Plant located at 2525 Starbucks Way, Minden, Nevada and the York Roasting Plant, located at 3000 Espresso Way, York, Pennsylvania.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization,” within the meaning of Rule 15c3-1(e)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing by us or any subsidiary of any Principal Property, whether now owned or hereafter acquired, which Principal Property has been or is to be sold or transferred by us or such subsidiary to such person and which lease is required by generally accepted accounting principles in the United States of America to be capitalized on the balance sheet of such lessee.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“subsidiary” means any corporation, limited liability company or other similar type of entity in which we and/or one or more of our subsidiaries together own voting stock, membership interests or other capital securities having the power to elect a majority of the board of directors or similar governing body of such corporation, limited liability company or other similar type of entity, directly or indirectly. For the purposes of this definition, “voting stock” means stock or other capital securities which ordinarily have voting power for the election of directors or similar governing body, whether at all times or only so long as no senior class of stock or other capital securities have such voting power by reason of any contingency.

Book-Entry Delivery and Form

General

The notes will be issued in registered, global form in minimum denominations of $2,000 with integral multiples of $1,000 thereof. Initially, the notes will be represented by one or more permanent global certificates (the “global notes”) (which may be subdivided) in definitive, fully registered form without interest coupons. The global notes will be issued on the issue date only against payment in immediately available funds.

The global notes will be deposited upon issuance with the trustee as custodian for DTC in New York, New York, and registered in the name of Cede & Co. (DTC’s partnership nominee) or another DTC nominee for credit to an account of a direct or indirect participant in DTC, as described below under “— Depositary Procedures.”

Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below under “— Exchange of Book-Entry Notes for Certificated Notes.”

Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear System (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”)), which may change from time to time.

Depositary Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by it. We do not take any responsibility for these operations and procedures and urge investors to contact DTC or its participants directly to discuss these matters.

DTC has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations, referred to as “participants,” and to facilitate the clearance and settlement of transactions in those securities among DTC’s participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations some of whom (and/or their representatives) own DTC. Access to DTC’s system is also available to other entities such as banks, brokers, dealers, trust companies and clearing corporations that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly, which entities are referred to as “indirect participants.” Persons who are not DTC participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. DTC has no knowledge of the identity of beneficial owners of securities held by or on behalf of DTC. DTC’s records reflect only the identity of its participants to whose accounts securities are credited. The ownership interests and transfer of ownership interests of each beneficial owner of each security held by or on behalf of DTC are recorded on the records of DTC’s participants and indirect participants.

Pursuant to the procedures established by DTC:

•	upon deposit of the global notes, DTC will credit the accounts of its participants designated by the underwriter with portions of the principal amount of the global notes; and

•	ownership of such interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the global notes).

Investors in the global notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the global notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. Euroclear and Clearstream may hold interests in the global notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in the global notes, including those held through Euroclear or Clearstream, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery of certificates evidencing securities they own. Consequently, the ability to transfer beneficial interests in the global notes to such persons will be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants, the ability of beneficial owners of interests in the global notes to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on, global notes registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes. Consequently, neither we nor the trustee nor any of our respective agents has or will have any responsibility or liability for:

•	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. The account of each relevant participant is credited with an amount proportionate to the amount of its interest in the principal amount of the global notes as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices, and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures. Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

Although DTC, Euroclear and Clearstream have agreed to the procedures described above to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued or changed at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

The global notes are exchangeable for certificated notes in definitive, fully registered form without interest coupons only in the following limited circumstances:

•	DTC (1) notifies us that it is unwilling or unable to continue as depositary for the global notes and we fail to appoint a successor depositary within 90 days or (2) has ceased to be a clearing agency registered under the Exchange Act; or

•	we notify the trustee in writing that we have elected to cause the issuance of certificated notes under the indenture.

In all cases, certificated notes delivered in exchange for any global notes or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Payment and Paying Agents

Payments on the global notes will be made in U.S. dollars by wire transfer. If we issue definitive notes, the holders of definitive notes will be able to receive payments of principal of and interest on their notes at the office of our paying agent maintained in the Borough of Manhattan, The City of New York. Payment of principal of a definitive note may be made only against surrender of the note to our paying agent. We have the option, however, of making payments of interest by wire transfer or by mailing checks to the address of the holder appearing in the register of note holders maintained by the registrar.

We will make any required interest payments to the person in whose name a note is registered at the close of business on the record date for the interest payment.

The trustee will be designated as our paying agent for payments on the notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Notices

Any notices required to be given to the holders of the notes will be given to DTC, as the registered holder of the global notes. In the event that the global notes are exchanged for notes in definitive form, notices to holders of the notes will be made by first-class mail, postage prepaid, to the addresses that appear on the register of noteholders maintained by the registrar.

The Trustee

The trustee’s current address is 60 Wall Street, Mailstop 2710, New York, New York 10005, Attn: Trust & Securities Services — Corporates Deal Manager. The trustee is one of a number of banks with which we maintain ordinary banking relationships.

The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee must exercise such rights and powers vested in it as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), incorporated by reference in the indenture contain limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in certain cases or to liquidate certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates. If the trustee acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate that conflict or resign.

Governing Law

The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

Credit Facility

In August 2005, we entered into a $500 million unsecured five-year revolving credit facility with various banks, of which $100 million may be used for issuances of letters of credit. The facility is available for working capital, capital expenditures and other corporate purposes, which may include acquisitions and share repurchases. In August 2006, we increased our borrowing capacity under the facility to $1 billion, as provided in the original credit facility. In December 2006, we extended the term of the facility by one year to August 2011. The interest rate for borrowings under the facility ranges from 0.11% to 0.27% over LIBOR or an alternate base rate, which is the greater of the bank prime rate or the Federal Funds Rate plus 0.50%. The specific spread over LIBOR will depend upon our performance under specified financial criteria. As of July 1, 2007, we had no amounts outstanding under the facility, although a letter of credit of $12.9 million was outstanding which reduces the borrowing capacity under the facility.

Commercial Paper Program

On March 27, 2007, we established a commercial paper program. Under the program we may issue unsecured commercial paper notes, up to a maximum aggregate amount outstanding at any time of $1 billion, with individual maturities that may vary, but not exceed 397 days from the date of issue. The program is backstopped by our credit facility, and the combined borrowing limit remains at $1 billion for the program and the facility. Under the program, we may issue commercial paper from time to time, and the proceeds of the commercial paper financing will be used for working capital, capital expenditures and other corporate purposes, which may include acquisitions and share repurchases. As of July 1, 2007, we had $880 million of commercial paper borrowing outstanding.

UNDERWRITING

We and Goldman, Sachs & Co., Banc of America Securities LLC and Citigroup Global Markets Inc., the representatives for the underwriters for the offering, have entered into an underwriting agreement and a pricing agreement with respect to the notes. Subject to certain conditions, the underwriters have agreed, severally and not jointly, to purchase the principal amount of the notes listed opposite their names in the table below.

Principal
Underwriter	Amount of Notes

Goldman, Sachs & Co.	$
Banc of America Securities LLC
Citigroup Global Markets Inc.

Total	$

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to     % of the principal amount of the notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to     % of the principal amount of the notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater aggregate principal amount of notes than it is required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

In relation to each member state of the European Economic Area (Iceland, Norway and Liechtenstein in addition to member states of the European Union) which has implemented the Prospectus Directive (each, a “relevant member state”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the “relevant implementation date”) it has not made and will not make an offer of notes to the public in that relevant member state prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that it may, with effect from and including the relevant implementation date, make an offer of notes to the public in that relevant member state at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

Each underwriter has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”), and the underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term, as used herein, means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1.1 million.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The underwriters and their affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial and investment banking services for us, for which they received or will receive customary fees.

Bank of America, N.A., an affiliate of Banc of America Securities LLC, is the administrative agent under our credit agreement and also a lender thereunder. Citibank, N.A., an affiliate of Citigroup Global Markets Inc., is a co-documentation agent under our credit agreement and also a lender thereunder.

Affiliates of Goldman, Sachs & Co., Banc of America Securities LLC and Citigroup Global Markets Inc. are lenders under the 364-day credit facility and will receive a portion of the proceeds of this offering in repayment of our indebtedness under the 364-day credit facility. Because more than 10% of the net proceeds of this offering, not including underwriting compensation, will be received by an affiliate of Goldman, Sachs & Co., an affiliate of Banc of America Securities LLC and an affiliate of Citigroup Global Markets Inc., this offering is being conducted in compliance with NASD Conduct Rule 2710(h), which may require the appointment of a “qualified independent underwriter” under certain circumstances. Pursuant to NASD Conduct Rules 2710(h)(3)(A) and 2720(c)(3)(C), the appointment of a qualified independent underwriter is not necessary in connection with this offering as we are offering a class of investment grade debt securities hereby.

LEGAL MATTERS

The validity of the notes will be passed upon for us by DLA Piper US LLP, Seattle, Washington and New York, New York. Certain legal matters will be passed upon for the underwriters by Shearman & Sterling LLP, San Francisco, California.

PROSPECTUS

Starbucks Corporation
Debt Securities

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a “shelf” registration process. This means:

•	we may offer and sell debt securities from time to time;

•	we will provide a prospectus supplement each time we offer and issue the securities; and

•	the applicable prospectus supplement will provide specific information about the terms of the securities offered under it and also may add, update or change information contained in this prospectus.

We will provide the specific terms of the securities in prospectus supplements to this prospectus. You should carefully read this prospectus and any applicable prospectus supplement carefully before you invest. Investing in the securities involves risks. See “Risk Factors” beginning on page 1.

The securities offered by this prospectus may be offered directly, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the securities offered by this prospectus, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. None of the securities offered by this prospectus may be sold without delivery of the applicable prospectus supplement describing the method and terms of the offering of those securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 20, 2007

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission, or SEC. By using a shelf registration statement, we may sell any combination of the securities described in this prospectus from time to time and in one or more offerings. Each time we sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the terms of the offering and of the securities being offered. Each prospectus supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and the accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us, together with the documents we have incorporated by reference in this prospectus described under the heading “Incorporation of Certain Documents by Reference” and the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference into this prospectus and in the accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us is accurate only as of the date of their respective covers. Our business, financial condition, results of operations and prospects may have subsequently changed.

References in this prospectus to “Starbucks,” “we,” “us” and “our” are to Starbucks Corporation, a Washington corporation, and its subsidiaries unless the context otherwise provides.

THE COMPANY

We purchase and roast high-quality whole bean coffees and sell them, along with fresh, rich-brewed coffees, Italian-style espresso beverages, cold blended beverages, a variety of complementary food items, coffee-related accessories and equipment, a selection of premium teas and a line of compact discs, primarily through company-operated retail stores. We also sell coffee and tea products and license our trademark through other channels and, through certain of our equity investees, we produce and sell ready-to-drink beverages which include, among others, bottled Frappuccino® coffee drinks and Starbucks DoubleShot® espresso drinks, and a line of superpremium ice creams. Our objective is to establish Starbucks as one of the most recognized and respected brands in the world. To achieve this goal, we plan to continue rapid expansion of our retail operations, to grow the activities we conduct outside of our company-operated retail stores and to selectively pursue other opportunities to leverage the Starbucks brand through the introduction of new products and the development of new channels of distribution. Our brand portfolio includes superpremium Tazo® teas, Starbucks Hear Music® compact discs, Seattle’s Best Coffee® and Torrefazione Italia® coffee.

We were incorporated in the State of Washington in 1985. Our principal executive offices are located at 2401 Utah Avenue South, Seattle, Washington 98134. Our telephone number is (206) 447-1575.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q and the other information contained or incorporated by reference in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

FORWARD-LOOKING STATEMENTS

This prospectus and the accompanying prospectus supplement and the information incorporated by reference in this prospectus contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations, growth expectations and other matters. Statements in this prospectus and the accompanying prospectus supplement, including those incorporated by reference, that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933, as amended, or the Securities Act. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning, or future or conditional verbs, such as “will,” “should,” “could,” or “may.”

Forward-looking statements provide our expectations or predictions of future conditions, events or results. They are not guarantees of future performance. By their nature forward-looking statements are subject to risks and uncertainties. These statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made. There are a number of important factors, many of which are beyond our control, that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. These factors are generally described in our most recent Annual Report on Form 10-K under the caption “Risk Factors.”

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges for each of the periods indicated.

	39 Weeks Ended	Fiscal Years Ended
	July 1,	October 1,	October 2,	October 3,	September 28,	September 29,
	2007	2006	2005	2004	2003	2002

Ratio of earnings to fixed charges:	5.4	5.7	6.0	5.5	4.5	4.1

USE OF PROCEEDS

Unless otherwise indicated in the prospectus supplement, we intend to use the net proceeds from the sale of the securities under this prospectus for general corporate purposes, which may include the repayment of our indebtedness outstanding from time to time and the repurchase of our common stock under our ongoing share repurchase program as updated and approved by our board of directors. Specific allocations of the proceeds for such purposes have not been made at this time.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes the general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

The debt securities will be issued under an indenture between us and Deutsche Bank Trust Company Americas, as trustee, as it may be amended and supplemented from time to time. We have summarized select portions of the indenture below. The summary is not complete, and is qualified in its entirety by reference to the indenture. The form of the indenture has been incorporated by reference as an exhibit to the registration statement. You should read the indenture for provisions that may be important to you. Capitalized terms used in the summary have the meaning specified in the indenture.

General

Unless otherwise specified in a supplement to this prospectus, the debt securities will be our senior, direct, unsecured obligations and, as such, will rank pari passu in right of payment with all of our existing and future senior unsecured indebtedness and senior in right of payment to all of our subordinated indebtedness. The debt securities will be effectively subordinated to (i) all existing and future indebtedness or other liabilities of our subsidiaries and (ii) all of our existing and future secured indebtedness to the extent of the value of the collateral securing that indebtedness.

The indenture does not limit the aggregate principal amount of debt securities that may be issued under it and provides that debt securities may be issued under it from time to time in one or more series. Unless otherwise specified in an applicable prospectus supplement, the indenture does not afford the holders of the debt securities the right to require us to repurchase or redeem the debt securities in the event of a highly-leveraged transaction.

We are not obligated to issue all debt securities of one series at the same time and, unless otherwise provided in the prospectus supplement, we may reopen a series, without the consent of the holders of the outstanding debt securities of that series, for the issuance of additional debt securities of that series. Additional debt securities of a particular series will have the same terms and conditions as outstanding debt securities of such series, except for the date of original issuance and the offering price, and will be consolidated with, and form a single series with, such outstanding debt securities.

Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series.

We are not limited as to the amount of debt securities we may issue under the indenture, though such amount shall be limited by the aggregate principal amount of securities that we may sell under any applicable prospectus supplement. The prospectus supplement will set forth, among other things:

•	the title of the debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

•	the dates, if any, on which interest on the offered debt securities will be payable, and the regular record date for any interest payable on any offered securities;

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where principal of, and premium and interest on, the debt securities will be payable;

•	the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

•	the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the designation of the currency, currencies or currency units in which payment of principal of, and premium and interest on, the debt securities will be made if other than U.S. dollars;

•	any provisions relating to any security provided for the debt securities;

•	any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any other terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series; and

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

The foregoing is not intended to be an exclusive list of the terms that may be applicable to any offered debt securities. In addition, the indenture does not limit in any respect our ability to issue convertible or subordinated debt securities. Any conversion or subordination provisions of a particular series of debt securities will be set forth in the officer’s certificate or supplemental indenture related to that series of debt securities and will be described in the relevant prospectus supplement. Such terms may include provisions for conversion, either mandatory, at the option of the holder or at our option, in which case the number of shares of common stock or other securities to be received by the holders of debt securities upon conversion would be calculated as of a time and in the manner stated in the prospectus supplement.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Exchange and Transfer

Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us.

We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

In the event of any potential redemption of debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or, exchange any, debt security of that series selected for redemption, in whole or in part, except the unredeemed portion of a security being redeemed in part.

We may initially appoint the trustee as the security registrar. Any transfer agent, in addition to the security registrar initially designated by us, will be named in the prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Global Securities

The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

•	be registered in the name of a depositary that we will identify in a prospectus supplement;

•	be deposited with the depositary or its nominee or custodian; and

•	bear any required legends.

No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary;

•	an event of default is continuing; or

•	any other circumstances described in a prospectus supplement occur.

As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indenture. Except in the above limited circumstances, owners of beneficial interests in a global security:

•	will not be entitled to have the debt securities registered in their names;

•	will not be entitled to physical delivery of certificated debt securities; and

•	will not be considered to be holders of those debt securities under the indenture.

Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Institutions that have accounts with the depositary or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Each person owning a beneficial interest in a global security must rely on the procedures of the depositary (and, if such person is not a participant, on procedures of the participant through which such person owns its interest) to exercise any rights of a holder under the indenture.

Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or any participant, with respect to interests of persons held by participants on their behalf. Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither we nor the trustee will have any responsibility or liability for the depositary’s or any participant’s records with respect to beneficial interests in a global security.

Payment and Paying Agent

The provisions of this subsection will apply to the debt securities unless otherwise indicated in the prospectus supplement. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder.

We may also name any other paying agents in the prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for payment on any debt security which remain unclaimed at the end of two years after such payment was due will be repaid to us. Thereafter, the holder may look only to us for such payment.

Consolidation, Merger and Sale of Assets

Except as otherwise set forth in the prospectus supplement, we may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, unless:

•	the successor, if any, is a U.S. corporation, limited liability company, partnership, trust or other entity;

•	the successor assumes our obligations on the debt securities and under the indenture;

•	immediately after giving effect to the transaction and treating our obligations in connection with or as a result of such transaction as having been incurred as of the time of such transaction, no default or event of default shall have occurred and be continuing under the indenture; and

•	certain other conditions are met.

Events of Default

Event of default means, with respect to any series of debt securities, any of the following:

•	default in the payment of any interest on any debt security of that series when it becomes due and payable, and continuance of that default for a period of 90 days;

•	default in the payment of principal of, or premium on, any debt security of that series when due and payable;

•	default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 90 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization of our company; and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of, and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, and premium and any interest on, that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of such payment.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

We may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the principal of or change the fixed maturity of any debt security or alter or waive any of the provisions with respect to the redemption or repurchase of any debt security;

•	reduce the rate (or alter the method of computation) of, or extend the time for payment of, interest (including default interest) on any debt security;

•	waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	reduce the percentage in principal amount of debt securities of any series, the consent of the holders of which is required for any of the foregoing modifications or otherwise necessary to modify or amend the indenture or to waive any past default.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, or premium or any interest on, any debt security of that series or in respect of a covenant or provision, which cannot be modified or amended without the consent of all of the holders of each outstanding debt security of the series affected; provided, however, that the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance.  The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants.  The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions, we may omit to comply with certain of the covenants set forth in the indenture, as well as any additional covenants that may be set forth in the applicable prospectus supplement, and any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series, or covenant defeasance.

The conditions include:

•	depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•	delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

LEGAL MATTERS

The validity of the debt securities offered by this prospectus will be passed upon for us by DLA Piper US LLP, Seattle, Washington and New York, New York.

EXPERTS

The consolidated financial statements as of October 1, 2006 and October 2, 2005, and for each of the years in the three-year period ended October 1, 2006, and management’s report on the effectiveness of internal control over financial reporting as of October 1, 2006, incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the financial statements and include an explanatory paragraph regarding the change in accounting for stock-based compensation upon adoption of Financial Accounting Standards Board (FASB) Statement No. 123(R), “Share-Based Payment,” and the change in accounting for conditional asset retirement obligations upon adoption of FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations — an interpretation of FASB Statement No. 143,” (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Exchange Act, and in accordance with these requirements file reports, proxy statements and other information with the SEC. The reports, proxy statements and other information we file may be inspected and copied at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. The SEC file number for documents filed by us under the Exchange Act is 0-20322. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

Our common stock, $0.001 par value per share, is traded on the Global Select Market of The NASDAQ Stock Market, Inc., under the symbol “SBUX.” The address of our internet site is http://www.starbucks.com. We make available free of charge on or through our internet site our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Any internet addresses provided in this prospectus are for informational purposes only and are not intended to be hyperlinks. Accordingly, no information in any of these internet addresses is included or incorporated herein.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to another document that we filed with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes such statement. You may request a free copy of any of the documents incorporated by reference in this prospectus by writing to us or telephoning us at the address and telephone number set forth below. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering:

•	Our Annual Report on Form 10-K for the fiscal year ended October 1, 2006, filed with the SEC on December 14, 2006, as amended by Form 10-K/A filed with the SEC on December 21, 2006;

•	Our Definitive Proxy Statement filed with the SEC on January 17, 2007;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2006 filed with the SEC on February 9, 2007; our Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2007 filed with the SEC on May 11, 2007; and our Quarterly Report on Form 10-Q for the fiscal quarter ended July 1, 2007 filed with the SEC on August 10, 2007; and

•	Our Current Reports on Form 8-K filed with the SEC on October 24, 2006, November 28, 2006, March 7, 2007, March 27, 2007, April 3, 2007, May 3, 2007, July 17, 2007 and August 9, 2007.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this prospectus.

You may request a free copy of these filings by writing or telephoning us at the following address:

Investor Relations
Starbucks Corporation
2401 Utah Avenue South, Mail Stop: FP1
Seattle, Washington 98134-1435
(206) 318-7118
investorrelations@starbucks.com
http://investor.starbucks.com

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Prospectus Supplement

$

Starbucks Corporation

     % Senior Notes due 2017

PROSPECTUS SUPPLEMENT

Goldman, Sachs & Co.
Banc of America Securities LLC
Citi